Filed Pursuant to Rule 424(b)(3)
Registration No. 333-151632

SUPERFUND GOLD, L.P. – SERIES A-1, A-2 AND SERIES B-1, B-2 SUPPLEMENT
DATED DECEMBER 21, 2012 TO PROSPECTUS DATED MAY 11, 2012

NOVEMBER 2012 PERFORMANCE UPDATE

	November 2012	Year to Date	Total NAV 11/30/2012	NAV per Unit 11/30/2012

Series A-1	-6.84%	-5.81%	$12,358,106	$1,409.21
Series A-2	-6.68%	-4.07%	$3,069,062	$1,559.52
Series B-1	-10.04%	-13.06%	$3,823,230	$1,079.43
Series B-2	-9.89%	-11.45%	$3,395,809	$1,151.90

          * All performance is reported net of fees and expenses

Fund results for November 2012:

          The Fund’s strategies produced disappointing results in November as U.S. budgetary negotiations injected headline risk and volatility across market sectors. World indices fell dramatically following the U.S. presidential election as congressional leaders grappled with how to avert the so-called fiscal cliff, a term used to describe the congressional stalemate over $607 billion in automatic tax increases and cuts to government spending. Fears that such drastic measures would send the U.S., and potentially the world economy, back into recession drove investment towards safety. Concern turned to optimism later in the month as lawmakers seemed to make progress, lifting U.S., European and Asian equities. Energies, supported by tensions in the Middle East, also benefited from the hopes for budgetary resolution. Base metals gained ground, aided by signs that the Chinese economy is once again accelerating. The Fund’s short-term strategies yielded positive returns in interest rates and equities while underperforming in energies.

          The Fund’s allocation to long-term interest rates generated positive results in November as U.S. budgetary concerns lifted bond prices. Immediately following the U.S. presidential election, focus turned to the fiscal cliff as politicians publicly debated the merits of their positions, leading to reactionary market movement. Fiscal cliff anxieties drove U.S. 30-year bonds to all-time highs, settling up 1.2%. German bunds, Europe’s preeminent safe-haven instrument, also reached all-time highs. Japanese 10-yr bonds reached a 9 ½ year high amid expectations for aggressive easing after the country’s December election.

          The Fund’s allocation to currencies produced positive returns in November as U.S. dollar weakness continued with the U.S. Federal Reserve intent on keeping interest rates extremely low. The euro fell versus the U.S. dollar before rebounding late as the European Central Bank (“ECB”) kept rates unchanged and European equities strengthened. Steady support for the euro from regional leaders and the ECB stabilized fears of an eminent euro-zone breakup. The Japanese yen (-3.2%) fell sharply as the Bank of Japan provided more signals that easing is on the horizon. The Australian dollar (+0.7%) rose as its economy continued to avoid the problems affecting the rest of the globe. The Canadian dollar (+0.8%) also strengthened against the U.S. dollar while the Mexican Peso (+1.4%) gained on positive industrial production and retail sales.

          The Fund’s positions in metals failed to perform in November as bearish trends reversed on hopes for additional fiscal stimulus, alternative investment demand and accelerating growth in China. Gold and silver fell sharply to start November after better-than-expected U.S. unemployment figures (+171K) were seen as alleviating pressure on the Fed to implement additional stimulus measures. The dip was short-lived as post-election optimism grew for a resolution to the U.S. budget impasse. After falling to an 8-week low on November 2, Comex silver climbed a robust 7.6% to close 2.8% higher. Base metals copper and aluminum, after falling 13.4% and 9.7% respectively since mid-September, both climbed steadily on prospects for increased demand from China.

          The Fund’s energies positions produced negative results in November, as crude prices edged up after the breakout of hostilities between Israel and Hamas and ongoing political tensions in Syria and Iran injected risk premium into energies. Nymex crude (+3.1%) rose sharply in reaction to the conflict while IPE Brent crude (+2.3%) was modestly higher. Lack of global economic growth, increasing production rates and high levels of inventories kept WTI prices contained. RBOB gasoline (+4.1%) gained significant ground as inventories slipped after two straight gains. After climbing as much as 5.6%, natural gas plummeted late on an unexpected gain in U.S. stockpiles due to unusually mild winter weather in the northern hemisphere. Natural gas finished down 6.8% in volatile trade.

          The Fund’s perpetual long gold position produced modest negative returns in November as rapidly changing expectations for a U.S. budget deal injected volatility into the gold market.

          Other market sectors, relative to those discussed above, did not have a substantial impact on the month’s overall performance.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

SUPERFUND GOLD, L.P. – SERIES A-1
NOVEMBER 2012 ACCOUNT STATEMENT
(Prepared from Books without Audit for the Month ended November 30, 2012)

STATEMENT OF INCOME

NOVEMBER 2012

Investment income, interest	$(529)

Expenses
Management fee	23,269
Ongoing offering expenses	—
Operating expenses	7,756
Selling commissions	20,683
Other expenses	38
Incentive fee	—
Brokerage commissions	17,974
Total expenses	69,719

Net investment gain (loss)	(70,248)

Realized and unrealized gain (loss) on investments
Net realized gain (loss) on futures and forward contracts	(203,648)
Net change in unrealized appreciation (depreciation) on futures and forward contracts	(633,401)

Net gain (loss) on investments	(837,049)

Net increase (decrease) in net assets from operations	$(907,297)

STATEMENT OF CHANGES IN NET ASSET VALUE

NOVEMBER 2012

Net assets, beginning of period	$13,409,866

Net increase (decrease) in net assets from operations	(907,297)

Capital share transactions
Issuance of shares	135,000
Redemption of shares	(279,463)

Net increase (decrease) in net assets from capital share transactions	(144,463)

Net increase (decrease) in net assets	(1,051,760)

Net assets, end of period	$12,358,106

NAV Per Unit, end of period	$1,409.21

SUPERFUND GOLD, L.P. – SERIES A-2
NOVEMBER 2012 ACCOUNT STATEMENT
(Prepared from Books without Audit for the Month ended November 30, 2012)

STATEMENT OF INCOME

NOVEMBER 2012

Investment income, interest	$(131)

Expenses
Management fee	5,769
Ongoing offering expenses	—
Operating expenses	1,923
Other expenses	9
Incentive fee	—
Brokerage commissions	4,456
Total expenses	12,157

Net investment gain (loss)	(12,289)

Realized and unrealized gain (loss) on investments
Net realized gain (loss) on futures and forward contracts	(50,490)
Net change in unrealized appreciation (depreciation) on futures and forward contracts	(157,038)

Net gain(loss) on investments	(207,529)

Net increase (decrease) in net assets from operations	$(219,817)

STATEMENT OF CHANGES IN NET ASSET VALUE

NOVEMBER 2012

Net assets, beginning of period	$3,298,889

Net increase (decrease) in net assets from operations	(219,817)

Capital share transactions
Issuance of shares	0
Redemption of shares	(10,009)

Net increase(decrease) in net assets from capital share transactions	(10,009)

Net increase(decrease) in net assets	(229,826)

Net assets, end of period	$3,069,062

NAV Per Unit, end of period	$1,559.52

SUPERFUND GOLD, L.P. – SERIES B-1
NOVEMBER 2012 ACCOUNT STATEMENT
(Prepared from Books without Audit for the Month ended November 30, 2012)

STATEMENT OF INCOME

NOVEMBER 2012

Investment income, interest	$(294)

Expenses
Management fee	7,199
Ongoing offering expenses	—
Operating expenses	2,400
Selling commissions	6,399
Other expenses	272
Incentive fee	—
Brokerage commissions	8,537
Total expenses	24,805

Net investment gain(loss)	(25,099)

Realized and unrealized gain(loss) on investments
Net realized gain(loss) on futures and forward contracts	(203,065)
Net change in unrealized appreciation (depreciation) on futures and forward contracts	(198,649)

Net gain(loss) on investments	(401,714)

Net increase (decrease) in net assets from operations	$(426,813)

STATEMENT OF CHANGE IN NET ASSET VALUE

NOVEMBER 2012

Net assets, beginning of period	$4,834,866

Net increase (decrease) in net assets from operations	(426,813)

Capital share transactions
Issuance of shares	2,250
Redemption of shares	(587,072)

Net increase (decrease) in net assets from capital share transactions	(584,822)

Net increase(decrease) in net assets	(1,011,635)

Net assets, end of period	$3,823,230

NAV Per Unit, end of period	$1,079.43

SUPERFUND GOLD, L.P. – SERIES B-2
NOVEMBER 2012 ACCOUNT STATEMENT
(Prepared from Books without Audit for the Month ended November 30, 2012)

STATEMENT OF INCOME

NOVEMBER 2012

Investment income, interest	$(260)

Expenses
Management fee	6,383
Ongoing offering expenses	—
Operating expenses	2,128
Other expenses	241
Incentive fee	—
Brokerage commissions	7,570
Total expenses	16,322

Net investment gain (loss)	(16,582)

Realized and unrealized gain (loss) on investments
Net realized gain (loss) on futures and forward contracts	(180,062)
Net change in unrealized appreciation (depreciation) on futures and forward contracts	(176,146)

Net gain (loss) on investments	(356,208)

Net increase (decrease) in net assets from operations	$(372,790)

STATEMENT OF CHANGE IN NET ASSET VALUE

NOVEMBER 2012
Net assets, beginning of period	$3,888,493

Net increase (decrease) in net assets from operations	(372,790)

Capital share transactions

Issuance of shares	23,435

Redemption of shares	(143,329)

Net increase (decrease) in net assets from capital share transactions	(119,894)

Net increase (decrease) in net assets	(492,684)

Net assets, end of period	$3,395,809

NAV Per Unit, end of period	$1,151.90

TO THE BEST OF MY KNOWLEDGE AND BELIEF, THE INFORMATION CONTAINED HEREIN IS ACCURATE AND COMPLETE.

/s/ Nigel James
Nigel James, President
Superfund Capital Management, Inc.
General Partner
Superfund Gold, L.P.